Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is effective as of May 1st, 2018 (the “Effective Date”), between 4M Carbon Fiber Corp., a Delaware corporation (the “Company”), and Robert Klawonn (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company beginning on the Effective Date on the terms contained herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The term of the Executive’s employment with the Company shall commence on the Effective Date and shall continue until and including the third anniversary of the Effective Date unless earlier terminated as provided herein or extended as described in this paragraph (the “Initial Term”). The Initial Term shall be renewed automatically for periods of one year (each, an “Extended Term”) commencing at the third anniversary of the Effective Date and each subsequent anniversary thereof, unless written notice of non-renewal is given by either party to the other not less than 180 days prior to the end of the Initial Term or any Extended Term. As used herein, “Term” shall include the Initial Term and any Extended Term, but the Term shall end upon any termination of the Executive’s employment with the Company as provided herein. Notwithstanding the foregoing, in the event a Change in Control (as defined in Section 6(d)) occurs during the Initial Term or any Extended Term, the Term shall be extended until 18 months after the Change in Control.

(b) Position and Duties. During the Term, the Executive shall serve as the Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”), and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Board, provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. The Company recognizes the unique responsibilities the Executive has at the Company and with the Company’s strategic partners. Executive shall devote sufficient working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve in positions with the Company’s strategic partners, on two outside public board of directors, consistent with the Company’s corporate governance policies and procedures with the approval of the Board, which shall not be unreasonably withheld or conditioned, and engage in non-personal religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.

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(c) Principal Place of Employment. The Executive’s principal place of employment during the Term shall be at the Company’s office located at 835 Innovation Drive, Knoxville, Tennessee 37932.  The Company may transfer the Executive’s place of employment; provided, however, that the Company shall receive the Executive’s written consent before planning or effectuating any such transfer.

(d) Corporate Policies. During the Term, the Executive shall be subject to all of the Company’s corporate governance and executive compensation policies in effect from time to time, including any stock ownership guidelines.

2. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive’s initial annual base salary shall be $300,000. The Executive’s base salary shall be reviewed at least annually by the Board and may be increased in its discretion but, once increased, may not be decreased. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.  Until the Company consummates its Initial (Alternative) Public Offering, the Company may defer up to 20% of the Base Salary for a maximum of 1 year, depending upon cash needs of the Company.

Company also agrees to set aside in escrow or other irrevocable trust, an amount equal to one hundred fifty thousand dollars ($150,000) as reserved salary (“Reserve”) for the Executive in the event the Company becomes insolvent or otherwise unable to meet its’ ongoing obligations, and represents an amount equal to part A of the Severance Amount stipulated in 5.b.i below.   The sole intent of this Reserve is intended to secure the Executive’s salary (including fringe and taxes). The Company shall work to establish such Reserve within 90 days of the Effective Date. The Reserve shall be released to the Company when the Company successfully completes its public offering.

(b) Incentive Compensation. During the Term, the Executive shall be eligible to receive annual cash incentive compensation (“Annual Cash Incentive Compensation”) as determined by performance goals established by the Board of Directors of the Company, upon consultation with the Executive. The Executive’s maximum Annual Cash Incentive Compensation shall be One hundred percent (100%) of the Base Salary. The Annual Cash Incentive Compensation for the initial year of Initial Term shall be pro-rated. If earned, Annual Cash Incentive Compensation for any calendar year will be payable within 75 days after the end of such year.  Until the Company consummates its Initial (Alternative) Public Offering, the Company may substitute a portion of the Annual Cash Incentive Compensation amount with stock, depending upon cash needs of the Company.

(c) Initial Equity Awards. As a material inducement to the Executive’s accepting employment with the Company and entering into this Agreement, on the Effective Date, the Executive shall be granted an aggregate of 4.5 million (4,500,000) shares of common stock (the “Initial Equity Award”). The Initial Equity Award shall be provided in shares of time-based restricted stock units and vest in equal quarterly installments throughout the Initial Term,

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commencing on the Effective Date and each subsequent three-month anniversary of the grant date, subject to continued employment of the Executive other than as stated herein and restricted to the terms and conditions of Restricted Stock Award to be entered into by the Company and Executive. The executive will be able to accelerate the “initial equity award” vesting by meeting predetermined milestones to be defined and agreed to by the executive and the Company.

(d) Signing Bonus. In addition to Initial Equity Award, and payable within 30 days of the Effective Date, the Executive shall receive a cash signing bonus equal to One hundred thousand dollars ($100,000) issued through normal payroll procedures (“Signing Bonus”). This bonus may be deferred at the sole discretion of the Company and instead paid in 6 equal monthly installments beginning with the first month following the Effective Date. The (“Signing Bonus”) can be accelerated upon the completion of the public offering, or by board decision.

(e) Equity Compensation.  During the Initial Term, the Executive shall be eligible to receive equity compensation of a minimum of 4.5 million shares as determined by performance goals established by the Board of Directors upon consultation with the Executive. For each calendar year during the Term beginning in 2018, the Executive will be eligible to receive annual equity grants as defined in Exhibit II. The structure and terms of the equity grants to the Executive will be the same for the senior management team.

(f) Expenses. The Executive shall be entitled to receive prompt reimbursement for any and all (i) reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers. Any reimbursement that the Executive is entitled to receive shall (i) be paid as soon as practicable and in any event no later than the last day of the Executive’s tax year following the tax year in which the expense was incurred, (ii) not be affected by any other expenses that are eligible for reimbursement in any tax year, and (iii) not be subject to liquidation or exchange for another benefit.

(g) Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(h) Vacations.  During the Term and beginning on the Effective Date, the Executive shall be entitled to accrue up to five (5) weeks paid vacation for each full calendar year of employment, which shall be accrued ratably. Any accrued but unused vacation time shall carryover to the subsequent year with a maximum of 240 hours accrued. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

(i) Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy

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adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

(j)

Automobile Allowance:  Immediately upon successful completion of the Company’s public offering, the Executive shall receive use of a Company vehicle subject to the policies and costs as agreed between the Executive and the Board.  Such benefit shall include routine expenses such as fuel, maintenance, insurance, etc.

3. Indemnification. The Company and the Executive shall enter into an Indemnification Agreement pursuant to which the Company shall indemnify the Executive with respect to any actions commenced against the Executive in his capacity as a director or officer or former director or officer of the Company, or any affiliate thereof for which he may serve in such capacity, and the Company shall advance on a timely basis any expenses incurred in defending such actions. The Company agrees to secure and maintain reasonably satisfactory directors’ and officers’ liability insurance with respect to the Executive. The Executive shall be designated as a “covered person” under the Company’s Director’s and Officer’s insurance coverage and shall be covered to the same extent as other directors and executive officers, including following the termination of the Executive’s employment for the maximum statute of limitations period which could apply to any claim against the Executive which otherwise would be covered by such insurance.

4. Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then-existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

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(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean a termination of the Executive’s employment which is a result of any act or omission from the Effective Date of this Agreement forward including:

(i) an indictment of the Executive for the commission of any felony or a misdemeanor involving deceit, material dishonesty or fraud, or any willful conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company if he were retained in his position; or

(ii) the willful disclosure of material trade secrets or other material confidential information related to the business of the Company and its subsidiaries or affiliates; or

(iii) the willful and continued failure substantially to perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board, which demand identifies the specific actions which the Board believes constitute willful and continued failure substantially to perform the Executive’s duties, and which performance is not substantially corrected by the Executive within 30 days of receipt of such demand; or

(iv) the willful and knowing participation in releasing false or materially misleading financial statements or submission of a false certification to the Securities and Exchange Commission; or

(v) the failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Board to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

For the avoidance of doubt, any termination of the Executive’s employment by the Company shall not constitute a termination for Cause unless (i) the Company provides written notice to the Executive of the Cause for his termination of employment, and (ii) the termination of the Executive’s employment is approved by at least seventy-five percent (75%) of all the members of the Board other than the Executive, in each case with the Executive having been given an opportunity, with the Executive’s counsel present, to explain to the Board any actions or conduct giving rise to a potential termination of his employment for Cause.

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 4(c) and does not result from the death or disability of the Executive under Section 4(a) or (b) shall be deemed a termination without Cause.

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(e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent:

(i) a substantial reduction, not consented to by the Executive, in the nature or scope of the Executive’s duties, responsibilities, authorities, powers, functions or duties or change in the Executive’s title to any position other than Chief Operating Officer, including, without limitation, any requirement that the Executive report to any person(s) other than the CEO or the Board; provided that it will be considered a substantial reduction in duties and responsibilities if after a Change in Control (as defined herein), the Executive is not Chief Operating Officer of the ultimate parent of the resulting company and such parent is not a publicly traded company; or

(ii) a reduction in the Executive’s Base Salary or Annual Incentive Cash Compensation, each as in effect on the date hereof or as the same may be increased from time to time hereafter; or

(iii) the relocation of the Company’s office at which the Executive is expected to be principally employed (the “Current Office”) to any other location more than 35 miles from the Current Office, or the requirement by the Company for the Executive to be based more than 35 miles away from the Current Office, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations; or

(iv) Material breach by the Company of any agreements, plans, policies and practices relating to the Executive’s employment with the Company; or

(v) Failure to provide the Executive with any payments, rights and other entitlements included hereunder, including without limitation upon a Change in Control as provided for in Section 6 herein; or

(vi) The Company’s issuance to the Executive of a notice of non-renewal under Section 1(a) herein.

“Good Reason Process” shall mean that: (1) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (2) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition, if such condition occurs prior to a Change in Control and within 90 days of the first occurrence with respect to a condition that occurs in connection with or following a Change in Control; (3) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (4) notwithstanding such efforts, the Good Reason condition continues to exist; and (5) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

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(f) Notice of Termination. Except for termination as specified in Section 4(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 4(b) or by the Company for Cause under Section 4(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 4(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 4(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 4(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

5. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(e) of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b) Termination by the Company Without Cause or by the Executive with Good Reason.

During the Term, but only after the consummation of the Company’s Initial (Alternative) Public Offering, if the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d), or the Executive terminates his employment for Good Reason as provided in Section 4(e), then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a separation agreement substantially in the form attached hereto as Exhibit I (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination:

(i) the Company shall pay the Executive an amount equal to one times the sum of (A) the Executive’s Base Salary plus (B) the Executive’s Annual Incentive Cash Compensation (the “Severance Amount”). Notwithstanding the foregoing, if the Executive

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breaches any of the provisions contained in the Confidential Information, Inventions Assignment and Non-Solicitation Agreement entered into between the Executive and the Company of even date hereof, all payments of the Severance Amount shall immediately cease; and

(ii) (A) all time-based equity awards (including the Initial Equity Award and any awards originally subject to performance vesting conditions that remain subject to time-based vesting after satisfaction of such performance conditions) held by the Executive in which the Executive would have vested if he had remained employed throughout the Term following the Date of Termination shall vest and become exercisable or non-forfeitable and (B) all performance-based equity awards held by the Executive in which the Executive would have vested had he remained employed through the end of the performance period in respect of each such award shall become vested as of the end of such performance period(s) based on the Company’s actual performance through the end of such performance period(s) but such amount shall be further prorated in the manner set forth in the applicable award agreement; and

(iii) for a period of 12 months following the Date of Termination or until the Executive becomes covered under a group health plan of another employer, whichever is earlier, subject to the Executive’s continued copayment of premium amounts in amounts consistent with that applicable to active employees, the Executive, the Executive’s spouse and dependents shall continue to participate in the Company’s health insurance plan (medical, dental and vision) upon the same terms and conditions in effect for other executives of the Company; provided, however, that the continuation of health benefits under this Subsection shall reduce and count against the total compensation to the Executive, the Executive’s spouse and dependents under COBRA; and

(iv) the Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Section 5(b) is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(v) Benefits upon Death/Disability. During the Term, if the Executive’s employment is terminated on account of death under Section 4(a) or Disability under Section 4(b), all time-based equity awards (including the Initial Equity Award and any awards originally subject to performance vesting conditions that remain subject to time-based vesting after satisfaction of such performance conditions) held by the Executive on the Date of Termination shall automatically vest and become exercisable or nonforfeitable and all performance-based equity awards held by the Executive on the Date of Termination which the Executive would have vested had he remained employed through the end of the performance period in respect of each such award shall become vested as of the end of such performance period(s) based on the Company’s actual performance through the end of such performance period(s) but such amount shall be further prorated in the manner set forth in the applicable award agreement.

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6. Change in Control Payment. The provisions of this Section 6 are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of a Change in Control. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 5(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 18 months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning 18 months after the occurrence of a Change in Control (provided that any obligation to satisfy payment obligations thereafter shall remain in effect until all such payments are made).

(a) Treatment of Equity Awards with Performance-Based Vesting. Upon a Change in Control, any equity award with time or performance-based vesting, including, but not limited to, the Initial Equity Award, held by the Executive shall automatically vest or be deemed earned either at target or based on actual achievement of the performance metric, if higher.

(b) Change in Control Benefits. During the Term, if upon or within 18 months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d) or the Executive terminates his employment for Good Reason as provided in Section 4(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable and subject also to the parties’ obligations set forth in Section 6(d) below, all within 60 days after the Date of Termination, (i) the Company shall pay the Executive a lump sum in cash in an amount equal to 300% of the sum of (A) the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s Annual Incentive Cash Compensation; and (ii) all equity awards held by the Executive shall immediately accelerate and become fully vested, exercisable (if applicable) and nonforfeitable; and (iii) for a period of 18 months following the Date of Termination or until the Executive becomes covered under a group health plan of another employer, whichever is earlier, subject to the Executive’s continued copayment of premium amounts in amounts consistent with that applicable to active employees, the Executive, the Executive’s spouse and dependents shall continue to participate in the Company’s health insurance plan (medical, dental and vision) upon the same terms and conditions in effect for other executives of the Company; provided, however, that the continuation of health benefits under this Subsection shall reduce and count against the rights of the Executive, the Executive’s spouse and dependents under COBRA; and (iv) the amount payable under this Section 6(b)(i) shall be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

Notwithstanding the foregoing, if the Change in Control does not constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of cash severance payable under Section 6(b)(i) equal to the Severance Amount under Section 5(b)(i) shall be paid in equal installments in accordance with the Company’s then payroll practice over a 24-month period, and

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the balance shall be paid in a lump sum payment. Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment.

(c) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii) For purposes of this Section 6(c), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(c)(i) shall be made by a nationally recognized or otherwise locally reputable accounting firm selected by the Company (the “Accounting Firm”) with the Executive’s consent, which will not be unreasonably withheld. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(d) Additional Covenant. None.

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(e) Definitions. For purposes of this Section 6, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following: (i) any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended and in effect from time to time (the “Exchange Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50 percent (50%)  or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or (ii) the consummation of a consolidation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company in a single transaction or series of related transactions (a “Corporate Transaction”); excluding, however, a Corporate Transaction in which the stockholders of the Company immediately prior to the Corporate Transaction, would immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any); or (iii) persons who, as of the date hereof, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or (iv) any other acquisition of the business of the Company in which a majority of the Board votes in favor of a decision that a Change in Control has occurred within the meaning of this Agreement; or (v) the approval by the Company’s stockholders of any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 30 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner

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of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns more than 50 percent (50%) of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (a).  A “Change in Control” shall not be deemed to have occurred due to a change in the Board members or structure due to the Company’s Initial (Alternative) Public Offering execution.

7.  Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this

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Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8.  Third Party Agreement and Cooperation.

(a) Third-Party Agreements and Rights. The Executive has provided the Company with the Confidentiality and Assignment of Inventions Agreement he executed in the course of his employment with Toho Tenax America, Inc.  The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which otherwise restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. Except as stated herein, the Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any known obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party. The Company agrees to provide for the Executive’s defense against any claims that might be asserted by or on behalf of Toho Tenax America, Inc. that arise out of alleged violations of the Confidentiality and Assignment of Inventions Agreement and relate to the performance of the Executive’s duties under this Agreement.

(b) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. Any cooperation pursuant to this Section 8(b) is subject to the Company’s obligation to (i) reimburse the Executive for any expenses incurred during activities reasonably performed at the Company’s request pursuant to this Section 8(b), subject to the same standards and procedures as apply to business expense reimbursements

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pursuant to the Company’s Travel and Expense reimbursement policy, and (ii) compensate the Executive at a daily rate equal to the sum of the Executive’s annual Base Salary as of the date of the Executive’s separation from employment and the Executive’s Annual Incentive Cash Compensation, divided by 365, to the extent that the Executive reasonably expends any time in performing activities at the Company’s request pursuant to this Section 8(b) at any time after the Executive’s separation from employment; provided that the Executive acknowledges that he shall not at any time be entitled to compensation for time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials.

9. Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Knoxville, Tennessee, in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 9 shall be specifically enforceable. Notwithstanding the foregoing, this Section 9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.

10. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 9 of this Agreement, the parties hereby consent to the jurisdiction of the Circuit Court for Knox County, Tennessee. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11. Integration. This Agreement, together with the additional agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

12. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

13. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of

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employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

14. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

18.  Publicity.  Prior to the Effective Date, the Company shall refrain from any public announcements, press releases, or similar announcement regarding the Executive’s status with the Company without the Executive’s consent in writing.  Furthermore, any such public announcement shall obligate the Company to make payment of the Signing Bonus and first month salary payment.

19. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

20. Governing Law. This is a Tennessee contract and shall be construed under and be governed in all respects by the laws of the State of Tennessee, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Sixth Circuit.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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22. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

23. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

24. ACKNOWLEDGEMENT OF FULL UNDERSTANDING. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

25. Attorney’s Fees. The Company shall pay the Executive’s reasonable attorney’s fees incurred in the preparation and negotiation of this Agreement up to a maximum of $5,000.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

4M CARBON FIBER CORP.

By:

/s/ Rodney M. Grubb

Rodney M. Grubb

Chairman of the Board

EXECUTIVE

By:

/s/ Robert Klawonn

Robert Klawonn

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EXHIBIT I

SEPARATION AGREEMENT AND RELEASE

I, Robert Klawonn (referred to herein with the pronouns “I,” “me” and “my”), and 4M Carbon Fiber Corp., a Delaware corporation (the “Company”), hereby enter into this Separation Agreement and Release (the “Release”) pursuant to Section 5(b) of the Employment Agreement between the Company and me dated _____________________, 2018 (the “Employment Agreement”). I acknowledge that my timely execution and return and my non-revocation of this Release are conditions to my entitlement to the benefits set forth in Section 5 or 6 of the Employment Agreement (the “Separation Benefits”). I therefore agree to the following terms:

1. Release of Claims. I voluntarily release and forever discharge the Company, its parents, subsidiaries, and affiliated entities, and each of those entities’ respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Release, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This includes, without limitation, the release of all Claims: relating to my employment by the Company and my separation from employment; of wrong discharge; of breach of contract; of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation in Employment Act, Claims of disability or retaliation under the American with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, and Claims of any form of discrimination or retaliation that is prohibited by the Tennessee Civil Rights Act or law of any other state); under any other federal or state statute; of defamation or other torts; of violation of public policy; for wages, bonuses, incentive compensation, vacation pay or any other compensation, vacation pay or any other compensation or benefits; and for damages or remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect my rights under the Company’s Section 401(k) plan, my rights to the Separation Benefits under the Employment Agreement, my rights to indemnification under the Indemnification Agreement between the Company and me (the “Indemnification Agreement”), my rights to Directors’ and Officers’ insurance, my rights to any vested equity awards, my rights to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, and any rights and claims that cannot be waived by law.

I agree that I shall not seek or accept damages of any nature, other equitable or legal remedies for my own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Release. I represent that I have not assigned to any third party and I have not filed with any court any Claim released by this Release.

2. Ongoing Obligations. I reaffirm my ongoing obligations under any previous non-disclosure agreement executed and agreed to between me and the Company including, without limitation, my obligations to maintain the confidentiality of all confidential and proprietary information of the Company

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3. Litigation and Regulatory Cooperation. I agree to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while I was employed by the Company. My full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. I also agree to cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while I was employed by the Company. Any cooperation pursuant to this Section 3 is subject to the Company’s obligation to (i) reimburse me for any expenses incurred during activities reasonably performed at the Company’s request pursuant to this Section 3, subject to the same standards and procedures as apply to business expense reimbursements pursuant to the Company’s Travel and Expense reimbursement policy, and (ii) compensate me at a daily rate equal to the sum of my annual base salary as of my separation from employment and my “Annual Incentive Compensation”, each as defined in the Employment Agreement, divided by 365 to the extent that I reasonably expend any time in performing activities at the Company’s request pursuant to this Section 3 at any time more than two years after my separation from employment; provided that I acknowledge that I shall not at any time be entitled to compensation for time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials.

4. Non-Disparagement and No Cooperation. I agree that I will not, at any time in the future, make any written or oral statement that disparages or damages (i) the business of the Company or any affiliate of the Company (together, “Company Parties”), (ii) any products or services of any Company Party, (iii) any member of the board of directors or management of any Company Party or (iv) any investor in the securities of the Company or any representative thereof. In addition, the Company will direct its directors and officers not to, at any time in the future, make or cause to be made any written or oral statement that disparages or damages me or my reputation. I agree that I will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any of the other Releasee, unless under a subpoena or other court order to do so; provided that nothing in this Release shall be construed to affect my right to participate in any proceeding before a federal or state administrative agency, including, without limitation, by cooperating with any such agency’s request for information or by making any good faith report to a governmental entity concerning any act or omission that I reasonably believe constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, I recognize that the Company’s business relationships with its customers, distributors, resellers and partners (collectively, “Customers and Partners”) are very important to the Company, and that if I – as an important Company representative in its dealings with Customers and Partners during the course of my employment – make any statement (directly or indirectly) to such Customers or Partners about the Company, any other Company Party, employees of any Company Party or the products or services of any Company Party that is untrue or otherwise may be harmful to the Company or any other Company Party, I will be deemed to have violated this Section 4.

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5. Legal Counsel. I acknowledge that I have either been advised by independent legal counsel regarding the legal effect of this document and, having been so advised, desire to enter into this legally binding Agreement.

6. Other Terms.

(a) Legal Representation; Review of Release. I acknowledge that I have been advised to discuss all aspects of this Release with my attorney, that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily entering into this Release.

(b) Binding Nature of Release. This Release shall be binding upon me and upon my heirs, administrators, representatives and executors.

(c) Amendment. This Release may be amended only upon a written agreement executed by the Company and me.

(d) Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.

(e) Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the State of Tennessee, and shall in all respects be interpreted, enforced and governed under the laws of the State of Tennessee, without giving effect to the conflict of laws provisions of Tennessee law. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against the Company or me.

(f) Entire Agreement; Absence of Reliance. I acknowledge that I am not relying on any promises or representations by the Company or any of its agents, representatives or attorneys regarding any subject matter addressed in this Release.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

4M CARBON FIBER CORP.

By:

________________________________

Name:

Title:

EXECUTIVE

By:

_____________________________

Robert Klawonn

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